INVESTMENT ADVISORY AGREEMENT

MORAMERICA CAPITAL CORPORATION,
An Iowa Corporation

        This INVESTMENT ADVISORY AGREEMENT dated as of July 21, 2005 (the “Agreement”) by MorAmerica Capital Corporation, a corporation organized under the laws of the State of Iowa (“MACC”), and InvestAmerica Investment Advisors, Inc., a corporation organized under the laws of the State of Delaware (“InvestAmerica”).

        WHEREAS, MACC is licensed as a small business investment company (“SBIC”) under the Small Business Investment Act of 1958, as amended, and operates as a business development company under the Investment Company Act of 1940, as amended (the “ICA”);

        WHEREAS, InvestAmerica is qualified to provide investment advisory services to MACC, and is registered as an investment advisor under the Investment Advisers Act of 1940, as amended.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

        Section 1.         Definitions.

        1.1         “Affiliate” shall have the meaning given under Rule 144 of the Securities Act of 1933, as amended.

        1.2         “Assets Under Management” shall mean the total value of MACC assets Managed by InvestAmerica under this Agreement.

        1.3         "InvestAmerica" shall mean InvestAmerica Investment Advisors, Inc., a Delaware corporation.

        1.4         “Capital Losses” are those which are placed, consistent with generally accepted accounting principles, on the books of MACC and which occur when:

                       (a)        An actual or realized loss is sustained owing to Portfolio Company or investment events including, but not limited to, liquidation, sale or bankruptcy;

                       (b)        The Board of Directors of MACC determines that a loss or depreciation in value from the value on the date of this Agreement should be taken by MACC in accordance with generally accepted accounting principles and SBA accounting regulations and is shown on its books as a part of the periodic valuation of the Portfolio Companies by the Board of Directors; or

                       (c)        Capital Losses are adjusted for reverses of depreciation when the Board of Directors determines that a value should be adjusted upward and the investment value remains at or below original cost.

        For purposes of this definition, in any case where the Board of Directors of MACC writes down the value of any investment in MACC’s portfolio (in accordance with the standards set forth in subsection 1.3(b) above), (i) such reduction in value shall result in a new cost basis for such investment and (ii) the most recent cost basis of such investment shall thereafter be used in the determination of any Realized Capital Gains or Capital Losses in MACC’s portfolio (i.e., there shall be no double-counting of losses when a security (whose value has declined in a prior period) is ultimately sold at a price below its historical cost).

        1.5         “Capital Under Management” shall mean MACC’s (i) fiscal year end Private Capital as defined in the SBA regulations as of the date hereof (which regulations define Private Capital to exclude unrealized capital gains and losses) (“Private Capital”); plus (ii) fiscal year end SBA leverage as defined by SBA regulations as of the date hereof, including participating securities as defined in Section 303(g) of the Small Business Investment Act of 1958, as amended; plus (iii) fiscal year end Undistributed Realized Earnings.

        1.6         “Combined Capital” shall mean MACC’s Combined Capital as defined in SBA regulations as of the date hereof.

        1.7         "ICA" has the meaning set forth in the first recital hereof.

        1.8         “MACC” shall mean MorAmerica Capital Corporation, an Iowa corporation that is a wholly owned subsidiary of the Company.

        1.9         “Net Capital Gains” shall mean Realized Capital Gains minus the sum of (i) Capital Losses determined in accordance with generally accepted accounting principles; and (ii) net investment losses, if any, as reported on Line 32 of SBA Form 468.

        1.10         "Other Venture Capital Funds" has the meaning set forth in subsection 3.2(b).

        1.11         “Portfolio Company” or “Portfolio Companies” shall mean any entity in which MACC may make an investment and with respect to which InvestAmerica will be providing services pursuant hereto, which investments may include ownership of capital stock, loans, receivables due from a Portfolio Company or other debtor on the sale of assets acquired in liquidation and assets acquired in liquidation of any Portfolio Company.

        1.12         "Private Capital" has the meaning set forth in the definition of Capital Under Management in Section 1.5 above.

        1.13         "Realized Capital Gains" shall mean capital gains after deducting the cost and expenses necessary to achieve the gain (e.g., broker's fees). For purposes of this Agreement:

                       (a)        Capital gains are Realized Capital Gains upon the cash sale of the capital stock or assets of a Portfolio Company or any other asset or item of property managed by InvestAmerica pursuant to the terms hereof or any Realized Capital Gain has occurred in accordance with GAAP which is not cash as described in Subsection 1.12(b) below; and

                       (b)        Realized Capital Gains other than cash gains shall be recorded and calculated in the period the gain is realized; however, in determining payment of any incentive fee, the payment shall be made when the cash is received. The amount of the fee earned on gains other than cash shall be recorded as incentive fees payable on the financial statements of MACC.

        1.14         “SBA” shall mean the United States Small Business Administration or any successor thereto, which has regulatory authority over SBICs.

        1.15         "SBIC" has the meaning set forth in the first recital hereof.

        1.16         "SEC" shall mean the United States Securities and Exchange Commission.

        1.17         "The Company" shall mean MACC Private Equities Inc. and "the Companies" shall mean MACC Private Equities Inc. and MACC.

        Section 2.         Investment Advisory Engagement. MACC hereby engages InvestAmerica as its investment advisor.

         2.1         As such, InvestAmerica will:

                       (a)        Manage, render advice with respect to, and make decisions regarding the acquisition and disposition of securities in accordance with applicable law and MACC’s investment policies as set forth in writing by the Board of Directors, to include (without limitation) the search and marketing for investment leads, screening and research of investment opportunities, maintenance and expansion of a co-investor network, review of appropriate investment legal documentation, presentations of investments to MACC’s Board of Directors (when and as required), closing of investments, monitoring and management of investments and exits, preparation of valuations, management of relationships with the SEC, shareholders, the SBA and its auditors and outside auditors, and the provision of other services appropriate to the management of an SBIC operating as a business development company;

                       (b)        Make available and, if requested by Portfolio Companies or entities in which MACC is proposing to invest, render managerial assistance to, and exercise management rights in, such Portfolio Companies and entities as appropriate to maximize return for MACC and to comply with regulations;

                       (c)        Maintain office space and facilities to the extent required by InvestAmerica to provide adequate management services to MACC;

                       (d)        Maintain the books of account and other records and files for MACC, but not to include auditing services; and

                       (e)        Report to MACC’s Board of Directors, or to any committee or officers acting pursuant to the authority of the Board, at such reasonable times and in such reasonable detail as the Board deems appropriate in order to enable MACC to determine that investment policies are being observed and implemented and that the obligations of InvestAmerica hereunder are being fulfilled. Any investment program undertaken by InvestAmerica pursuant hereto and any other activities undertaken by InvestAmerica on behalf of MACC shall at all times be subject to applicable law and any directives of MACC’s Board of Directors or any duly constituted committee or officer acting pursuant to the authority of MACC’s Board of Directors.

        2.2         InvestAmerica will be responsible for the following expenses: its staff salaries and fringe benefits, office space, office equipment and furniture, communications, travel, meals and entertainment, conventions, seminars, office supplies, dues and subscriptions, hiring fees, moving expenses, repair and maintenance, employment taxes, in-house accounting expenses, expenses related to developing, investigating and monitoring investments, business development, insurance premiums and fees (including premiums for the fidelity bond, if any, maintained by InvestAmerica pursuant to ICA Section 17 but excluding premiums for directors and officers insurance) and minor miscellaneous expenses.

        InvestAmerica will pay for its own account all expenses incurred in rendering the services to be rendered hereunder. Without limiting the generality of the foregoing, InvestAmerica will pay the salaries and other employee benefits of the persons in its organization whom it may engage to render such services, including without limitation, persons in its organization who may from time to time act as officers of MACC.

        2.3         In connection with the services provided, InvestAmerica will not be responsible for the following expenses which shall be the sole responsibility of MACC and will be paid promptly by MACC: auditing fees; all legal expenses; legal fees normally paid by Portfolio Companies; National Association of Small Business Investment Companies and other appropriate trade association fees; brochures, advertising, marketing and publicity costs; interest on SBA or other debt; fees to MACC directors and board fees; any fees owed or paid to MACC, its Affiliates or fund managers; any and all expenses associated with property of a Portfolio Company taken or received by MACC or on its behalf as a result of its investment in any Portfolio company; all reorganization and registration expenses of MACC; the fees and disbursements of MACC’s counsel, accountants, custodian, transfer agent and registrar; fees and expenses incurred in producing and effecting filings with federal and state securities administrators; costs of periodic reports to and other communications with the Company’s shareholders; fees and expenses of members of MACC’s Board of Directors who are not directors, officers, employees or Affiliates of InvestAmerica or of any entity which is an Affiliate of InvestAmerica; premiums for directors and officers insurance maintained by MACC; and all transaction costs incident to the acquisition, management, protection and disposition of securities by MACC; and any other expenses incurred by or on behalf of MACC that are not expressly payable by InvestAmerica under Section 2.2 above.

        2.4         Neither InvestAmerica nor MACC will enter into any subadvisory agreements without SBA approval, which agreements shall also be subject to approval requirements of the ICA.

        Section 3.         Nonexclusive Obligations; Co-investments.

        3.1         The obligations of InvestAmerica to MACC are not exclusive. InvestAmerica and its Affiliates may, in their discretion, manage other venture capital funds and render the same or similar services to any other person or persons who may be making the same or similar investments. The parties acknowledge that InvestAmerica may offer the same investment opportunities as may be offered to MACC to other persons for whom InvestAmerica is providing services. Neither InvestAmerica nor any of its Affiliates shall in any manner be liable to MACC or its Affiliates by reason of the activities of InvestAmerica or its Affiliates on behalf of other persons and funds as described in this paragraph.

        3.2         For the benefit of MACC’s investment activities, InvestAmerica and its Affiliates intend to maintain various future co-investment relationships involving the Company which may result in MACC being accorded the opportunity in the future to review and to invest in certain investments found by other venture capital funds managed by InvestAmerica and its Affiliates, including NDSBIC, L.P., Lewis and Clark Private Equities, LP, and Invest Northwest, LP (collectively, the “Other Venture Capital Funds”).

        For purposes of this Section 3.2, where the Companies have an opportunity to co-invest with the Other Venture Capital Funds, investment opportunities shall be offered to the Companies and the Other Venture Capital Funds, as the case may be, (a) in the same proportion as its Private Capital bears to the total Private Capital of the Companies and the Other Venture Capital Funds with which MACC proposes to co-invest, in the aggregate, or (b) in such other manner as is otherwise agreed upon by the Companies and the Other Venture Capital Funds. Notwithstanding anything to the contrary contained in this Section 3.2, the terms of any exemptive order applicable to co-investments between the Other Venture Capital Funds and the Companies will control as to the terms of co-investments among MACC and the Other Capital Venture Funds.

        3.3         InvestAmerica will cause to be offered to MACC opportunities to acquire or dispose of securities as provided in the co-investment guidelines summarized in the section of the Company’s SEC Registration Statement entitled “Investment Objectives and Policies — Co-Investment Guidelines.” Except to the extent of acquisitions and dispositions that, in accordance with such co-investment guidelines, require the specific approval of MACC’s Board of Directors, InvestAmerica is authorized to effect acquisitions and dispositions of securities for MACC’s account in InvestAmerica’s discretion. Where such approval is required, InvestAmerica is authorized to effect acquisitions and dispositions for MACC’s account upon and to the extent of such approval. MACC will put InvestAmerica in funds whenever InvestAmerica requires funds for an acquisition of securities in accordance with the foregoing, and MACC will cause to be delivered in accordance with InvestAmerica’s instructions any securities disposed of in accordance with the foregoing.

        3.4         Should InvestAmerica or any of its Affiliates agree to perform or undertake any investment management services described in paragraph 3.1 for any funds or persons in addition to Other Venture Capital Funds, InvestAmerica will notify MACC, in writing, not later than the commencement of such agreement or the initial provision of such services.

        3.5         Any such investment management services and all co-investments shall at all times be provided in strict accordance with rules and regulations under the ICA, any exemptive order thereunder applicable to the Company and the rules and regulations of the SBA.

        Section 4.         Services to Portfolio Companies.

        4.1         It is acknowledged that as a part of the services to be provided by InvestAmerica hereunder, certain of its employees, representatives and agents will act as members of the board of directors of individual Portfolio Companies, will vote the shares of the capital stock of Portfolio Companies, and make other decisions which may effect the near-term and the long-term direction of a Portfolio Company. Unless otherwise restricted hereafter by MACC in writing, in regard to such actions and decisions MACC hereby appoints InvestAmerica (and such officers, Directors, employees, representatives and agents is it shall designate) as its proxy, as a result of which InvestAmerica shall have the authority, in its performance of this Agreement, to make decisions and to take, without specific authority from the Board of Directors of MACC, as to all matters which are not hereby restricted.

        4.2         All fees, including director’s fees that may be paid by or for the account of an entity in which MACC has invested or in which MACC is proposing to invest in connection with an investment transaction in which MACC participates or provides managerial assistance, will be treated as commitment fees or management fees and will be received by MACC, pro rata to its participation in such transaction. InvestAmerica will be allowed to be reimbursed by Portfolio Companies for all direct expenses associated with due diligence and management of portfolio investments or investment opportunities (travel, meals, lodging, etc.).

        4.3         The sole and exclusive compensation to InvestAmerica for its services to be rendered hereunder will be in the form of a management fee and a separate incentive fee as provided in Section 5. Should any officer, director, employee or Affiliate of InvestAmerica serve as a member of the Board of Directors of MACC, such officer, director, employee or Affiliate of InvestAmerica shall not receive compensation as a member of the Board of Directors of MACC.

        Section 5.         Management and Incentive Fees.

        5.1         During the term of this Agreement, MACC will pay InvestAmerica monthly in arrears a management fee equal to the lesser of 1.5% per annum of the (i) Combined Capital, or (ii) Assets Under Management.

        5.2         During the term of this Agreement, MACC shall pay to InvestAmerica an incentive fee determined as specified in this Section 5.2.

                       (a)        The incentive fee shall be calculated as follows:

                                   (i)        The amount of the fee shall be 13.4% of the Net Capital Gains, before taxes, resulting from the disposition of investments in MACC’s Portfolio Companies or resulting from the disposition of other assets or property of MACC managed by InvestAmerica pursuant to the terms hereof.

                                   (ii)        Net Capital Gains, before taxes, shall be calculated annually at the end of each fiscal year for the purpose of determining the earned incentive fee, unless this Agreement is terminated prior to the completion of any fiscal year, then such calculation shall be made at the end of such shorter period. A preliminary calculation shall be made on the last business day of each of the three fiscal quarters preceding the end of each fiscal year for the purpose of determining the incentive fee payable under Section 5.2(c)(i) below. Capital Losses and Realized Capital Gains shall not be cumulative (i.e., no Capital Losses nor Realized Capital Gains are carried forward for purposes of calculating the incentive fee for any subsequent fiscal year).

                       (b)        Upon termination of this Agreement, but subject to the other limitations of this Section 5.2, all earned but unpaid incentive fees shall be immediately due and payable; provided, however, that incentive fees earned with respect to non-cash Realized Capital Gains shall not be due and owing to InvestAmerica until the cash is received by MACC. MACC and InvestAmerica are parties to an Interim Investment Advisory Agreement dated as of April 30, 2005, which has been replaced by this Agreement. For purposes of incentive fee calculations, incentive fees shall be calculated under this Agreement taking into account the period beginning with April 30, 2005.

                       (c)        Subject to other limitations of this Section 5.2, payment of incentive fees shall be made as follows:

                                   (i)        To the extent payable, the incentive fee shall be paid, in cash, in arrears by the last business day of each fiscal quarter in the fiscal year. The incentive fee shall be retroactively adjusted as soon as practicable following completion of valuations at the end of each fiscal year in which this Agreement is in effect to reflect the actual incentive fee due and owing to InvestAmerica, and if such adjustment reveals that InvestAmerica has received more incentive fee income than it is entitled to hereunder, InvestAmerica shall promptly reimburse MACC for the amount of such excess.

                                   (ii)        In the event InvestAmerica earns any incentive fees, the payment of which would cause MACC’s Private Capital to be 25% or more impaired, the portion of such fees which causes the impairment shall be paid by MACC into a trust or escrow account established by MACC for the benefit of InvestAmerica. Fees from such account shall be released to InvestAmerica at such time as, and to the extent that, MACC’s Private Capital is no longer so impaired.

                       (d)        The SBA, MACC and certain others SBICs are parties to an SBA Agreement dated as of December 23, 2004 (the “SBA Agreement”). From the effective date of this Agreement, no incentive fee can be paid until (i) all SBA leverage is paid in full (including interest, fees and principal), and (ii) the escrow fund contemplated by the SBA Agreement is fully funded, the SBA Agreement is terminated or the SBA approves such payment in writing. In addition, MACC and InvestAmerica shall enter into a subordination agreement with SBA to give further effect to the subordination of the incentive fees to SBA under this Section 5.2(d).

                       (e)        Earned incentive fees the payment of which is deferred pursuant to this Section 5.2 shall be accrued and shall be paid when permitted by this Section 5.2.

                       (f)        The provisions of this Section 5.2 shall survive termination of this Agreement.

        5.3         Notwithstanding the foregoing, (i) the management fee contemplated by this Section will not exceed the maximum permitted management fee allowed by SBA rules and regulations and (ii) MACC shall not make any incentive fee payment contemplated by Section 5.2 that is in violation of the rules and regulations of the SBA regarding Retained Earnings Available for Distribution; provided that such payment will be made by MACC to InvestAmerica at such time as MACC has sufficient Retained Earnings Available for Distribution to make such payment.

        Section 6.         Liability and Indemnification of InvestAmerica.

        6.1         Article X of the Amended and Restated Bylaws of MACC as in effect on the date hereof (the “Bylaws”) is hereby incorporated by reference in and made a part of this Agreement and is hereby referred to for a description of MACC’s indemnification obligations in favor of InvestAmerica and its officers, directors, shareholders, employees, agents and Affiliates (collectively, the “Indemnified Parties”). MACC confirms that in performing services hereunder InvestAmerica will be an agent of MACC for the purpose of the indemnification provisions of the Bylaws of MACC subject, however, to the same limitations as though InvestAmerica were a director or officer of MACC. MACC grants the rights to indemnification contained in Article X of the Bylaws to the other Indemnified Parties and such Indemnified Parties shall be entitled to the same benefits of Article X as if they were a director or officer of MACC. The provisions of this Section 6.1 shall survive termination of this Agreement.

        6.2         Individuals who are Affiliates of InvestAmerica and are also officers or directors of MACC as well as other InvestAmerica officers performing duties within the scope of this Agreement on behalf of MACC will be covered by any directors and officers insurance policy maintained by MACC.

        Section 7.         Shareholder Approval; Term.

        MACC represents that this Agreement has been approved by MACC’s Board of Directors. This Agreement shall continue in effect for two (2) years from the date hereof, provided, however, that this Agreement shall not take effect until the date the shareholders of the Company and the Company as the sole shareholder of MACC shall have approved this Agreement in the manner set forth in Section 15(a) of the ICA. After such initial two year period, this Agreement shall continue in effect so long as such continuance is specifically approved at least annually by MACC’s Board of Directors, including a majority of its members who are not interested persons of InvestAmerica, or by vote of the holders of a majority, as defined in the ICA, of MACC’s outstanding voting securities. The foregoing notwithstanding, this Agreement may be terminated by MACC at any time, without payment of any penalty, on sixty (60) days’ written notice to InvestAmerica if the decision to terminate has been made by the Board of Directors or by vote of the holders of a majority, as defined in the ICA, of MACC’s outstanding voting securities or the holders of a majority, as defined in the ICA, of the Company’s outstanding voting securities.

        InvestAmerica may also terminate this Agreement on sixty (60) days’ written notice to MACC and the Company; provided, however, that InvestAmerica may not so terminate this Agreement unless another investment advisory agreement has been approved by the vote of a majority, as defined in the ICA, of MACC’s outstanding shares and by the Board of Directors, including a majority of members who are not parties to such agreement or interested persons of any such party. Upon receipt of any such notice from InvestAmerica, MACC will in good faith use its best efforts to cause an advisory agreement to be entered into by MACC with a suitable investment adviser.

        Section 8.         Assignment.

        This Agreement may not be assigned by any party without the written consent of the other and any assignment, as defined in the ICA, by InvestAmerica shall automatically terminate this Agreement.

        Section 9.         Amendments.

        This Agreement may be amended only by an instrument in writing executed by all parties and with the prior approval of the SBA.

        Section 10.       Governing Law.

        This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

MACC: MORAMERICA CAPITAL CORPORATION By: /s/ David R. Schroder —————————————— David R. Schroder President and Secretary

INVESTAMERICA: INVESTAMERICA INVESTMENT ADVISORS, INC. a Delaware corporation By: /s/ Robert A. Comey —————————————— Robert A. Comey Executive Vice President